Company contacts:

Bob Blair
WD Investor Relations
949.672.7834
Robert.Blair@wdc.com

Steve Shattuck
WD Press Relations
949.672.7817
Steve.Shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD PROVIDES IMPROVED OUTLOOK FOR FISCAL FIRST QUARTER 2008

Stronger Demand Across All Sectors Increases Revenue and Profits

Lake Forest, Calif. — Sept. 10, 2007 — Western Digital Corp. (NYSE: WDC) today provided an update to its expected results for the first quarter of fiscal 2008, which ends Sept. 28, 2007. On a standalone, non-GAAP basis, excluding the impact of its recently completed acquisition of Komag, Inc., WD now expects revenue of between $1.6 billion and $1.65 billion, gross margin of approximately 17.5 percent, operating expenses of approximately $135 million and earnings per share between $0.61 and $0.65.

WD’s original outlook for the first fiscal quarter, excluding any impact of the Sept. 5, 2007, acquisition of Komag, was presented on July 26, 2007. That outlook projected revenue of between $1.45 billion and $1.5 billion, gross margin of between 15.5 percent and 16 percent, operating expenses of approximately $126 million and earnings per share between $0.43 and $0.47.

Improvements in demand, product mix and pricing thus far in the September quarter are the primary factors driving the improved outlook.

Factoring in the impact of the acquisition of Komag, WD’s consolidated GAAP guidance for the September quarter is for revenue of between $1.63 billion and $1.68 billion and gross margin of approximately 17 percent. Operating expenses are expected to be approximately $195 million, including a one-time charge for in-process research and development of approximately $50 million. GAAP earnings per share is now expected to be between $0.34 and $0.38.

The company had previously indicated in late June that it expected the Komag acquisition to be accretive to earnings by the first quarter of fiscal 2009, excluding the impact of incremental depreciation and amortization of acquisition-related asset valuation adjustments. WD now expects this crossover point to occur during the fourth quarter of fiscal 2008, one quarter earlier than previously indicated.

Conference Call Today

A conference call to discuss the acquisition and WD’s updated outlook will be held today at 2 p.m. PDT/5 p.m. EDT. The conference call will be accessible live or on an archived basis via the link below:

Audio Webcast: www.westerndigital/investor — click on “Conference Calls”

Telephone Replay: 866-403-7100 (toll free) or +1-203-369-0572 (international)

Reconciliation of Non-GAAP to GAAP Outlook

Revenue. The expected revenue of between $1.6 billion and $1.65 billion is a non-GAAP measure that excludes approximately $30 million of estimated sales from WD’s media operations to external customers from Sept. 5, 2007 (the date of the acquisition of Komag), through Sept. 28, 2007.

Gross Margin. The expected gross margin of approximately 17.5 percent is a non-GAAP measure that excludes approximately $10 million of incremental depreciation and amortization expense related to acquisition-related asset valuation adjustments offset by a benefit of approximately $8 million on media operations from Sept. 5 through Sept. 28.

Operating Expenses. The expected operating expenses of approximately $135 million is a non-GAAP measure that excludes a total of approximately $10 million of research and development for WD’s media operations, selling, general and administrative expenses and transition expenses from Sept. 5 through Sept. 28, and an estimated $50 million one-time charge for in-process research and development related to the acquisition.

Earnings Per Share. The expected earnings per share of $0.61 to $0.65 is a non-GAAP measure that excludes estimated revenue, gross margin, operating expenses and transition expenses of WD’s media operations (described above) from Sept. 5 through Sept. 28, as well as the incremental depreciation and amortization related to acquisition-related asset valuation adjustments and the one-time charge for in-process research and development related to the acquisition.

About WD

WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data accessible and secure from loss. WD applies its storage expertise to consumer products for external, portable and shared storage products.

WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers, selected resellers and retailers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

This press release contains forward-looking statements, including statements concerning: WD’s current financial outlook for revenue, gross margin, operating expenses, earnings per share and other

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